EXHIBIT 99.1

Cassava Sciences Reports Third Quarter 2021 Financial Results

AUSTIN, Texas, Nov. 10, 2021 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, today announced financial results for the third quarter ended September 30, 2021. Net loss for the third quarter ended September 30, 2021, was $9.6 million, or $0.24 per share, compared to a net loss of $1.4 million, or $0.06 per share, for the same period in 2020. Net cash used in operations was $22.2 million during the first nine months of 2021. Net cash use for operations for full-year 2021 is expected to be approximately $25 to $30 million, up from previous guidance of $20 to $25 million due to a significant prepayment made to a contract research organization for our Phase 3 clinical program with simufilam. An additional $22.0 million was used during the third quarter of 2021 for an all-cash purchase of an office complex in Austin, Texas, which will serve as the Company’s future corporate headquarters. Cash and cash equivalents were $241.5 million as of September 30, 2021, with no debt.

Financial Highlights for Third Quarter 2021

  At September 30, 2021, cash and cash equivalents were $241.5 million, compared to $93.5 million at December 31, 2020, with no debt.

  Net cash used in operations during the nine months ended September 30, 2021 was $22.2 million, net of reimbursements received from the National Institutes of Health (NIH) grant awards. An additional $22.0 million was used during the third quarter of 2021 for the purchase of an office complex in Austin, Texas, which will serve as the Company’s future corporate headquarters.

  Net cash use for operations for full year 2021 is expected to be approximately $25 to $30 million, up from previous guidance of $20 to $25 million due to a prepayment made to a contract research organization for Phase 3 clinical program with simufilam. Net cash use in 2021 is expected to be driven by prepayments made for clinical trial management services for Phase 3 studies, higher headcount and personnel expenses, manufacturing costs around large-scale drug supply, and professional services expenses related to clinical programs.

  R&D expenses were $8.0 million compared to $0.4 million for the same period in 2020. This increase was due primarily to costs related to manufacture of clinical trial supplies for and the initiation of a Phase 3 clinical program with simufilam, costs of an on-going open-label study in simufilam, as well as increased personnel expenses. These increases were partially offset by an increase in grant funding received from NIH and recorded as a reduction in research and development expenses.

  Research grant funding reimbursements of $2.0 million were received from NIH and recorded as a reduction in research and development (R&D) expenses. This compared to $1.0 million of NIH grant receipts received for the same quarter in 2020.

  General and administrative (G&A) expenses were $1.7 million compared to $1.0 million for the same period in 2020. This increase was due primarily to higher legal fees and insurance costs as well as depreciation and amortization for an office complex in Austin, Texas, purchased in third quarter 2021 as compared to the prior year.

About Cassava Sciences, Inc.
Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. We are testing simufilam, our lead drug candidate for people with Alzheimer’s disease, in a Phase 3 clinical program, an open-label study and a cognition maintenance extension study. For more information, please visit: https://www.CassavaSciences.com.

For More Information Contact:
Eric Schoen, Chief Financial Officer
eschoen@CassavaSciences.com
(512) 501-2450

Cautionary Note Regarding Forward-Looking Statements: This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: our strategy and plans; expected cash use in future periods; the treatment of Alzheimer’s disease; the status of current and future clinical studies with simufilam; the timing, enrollment, duration and other details of a Phase 3 clinical program with simufilam; and potential benefits, if any, of our product candidates. These statements may be identified by words such as “may,” “anticipate,” “believe,” “could,” “expect,” “would”, “forecast,” “intend,” “plan,” “possible,” “potential,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Our clinical results from earlier-stage clinical trials may not be indicative of full results or results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

Such statements are based largely on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, the severity and duration of health care precautions given the COVID-19 pandemic, any unanticipated impacts of the pandemic on our business operations, and including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

The content of this press release is solely our responsibility and does not necessarily represent the official views of the National Institutes of Health (NIH).

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Operating expenses
Research and development, net of grant reimbursement	$8,041	$399	$14,471	$1,534
General and administrative	1,712	1,038	3,953	2,634
Gain on sale of property and equipment	—	—	—	(346)
Total operating expenses	9,753	1,437	18,424	3,822
Operating loss	(9,753)	(1,437)	(18,424)	(3,822)
Interest income	15	7	35	106
Other income, net	176	—	176	—
Net loss	$(9,562)	$(1,430)	$(18,213)	$(3,716)

Net loss per share, basic and diluted	$(0.24)	$(0.06)	$(0.46)	$(0.15)

Weighted-average shares used in computing net loss per share, basic and diluted	39,957	24,972	39,218	24,745

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)
			September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents			$241,524	$93,506
Prepaid expenses and other current assets			10,391	488
Total current assets			251,915	93,994
Operating lease right-of-use assets			231	295
Property and equipment, net			20,695	11
Intangible assets, net			1,209	—
Other assets			199	—
Total assets			$274,249	$94,300
Liabilities and stockholders' equity
Current liabilities
Accounts payable			$2,345	$911
Accrued development expense			3,251	719
Accrued compensation and benefits			126	83
Operating lease liabilities, current			95	58
Other accrued liabilities			509	94
Total current liabilities			6,326	1,865
Operating lease liabilities, non-current			164	235
Other non- current liabilities			194	—
Total liabilities			6,684	2,100
Stockholders' equity
Common Stock and additional paid-in-capital			460,699	267,121
Accumulated deficit			(193,134)	(174,921)
Total stockholders' equity			267,565	92,200
Total liabilities and stockholders' equity			$274,249	$94,300